Exhibit 99.1

First Commonwealth’s Executive Vice President and Chief Audit Executive

William R. Jarrett to Retire at Year-End

INDIANA, PA., December 23, 2008 – First Commonwealth Financial Corporation (NYSE:FCF) announced that William R. Jarrett, its Executive Vice President and Chief Audit Executive, will retire at the end of 2008 to spend more time with his family. Mr. Jarrett joined First Commonwealth in 1994 and has led First Commonwealth’s internal audit department throughout his tenure with the company. Mr. Jarrett will become a part-time advisor to the company.

First Commonwealth also announced that Leonard V. Lombardi will assume Mr. Jarrett’s executive responsibilities when he retires. Since joining First Commonwealth in 1993, Mr. Lombardi has served in various capacities with First Commonwealth’s internal audit department. Mr. Lombardi is currently Senior Vice President / Loan Review and Audit Manager for First Commonwealth Financial Corporation, a position he has held since 2000. Mr. Lombardi earned a bachelors degree in accounting from Pennsylvania State University in 1981, a masters of business administration degree in finance from the Indiana University of Pennsylvania in 1985 and a graduate degree in financial management and control from the University of Wisconsin in 1988.

John J. Dolan, First Commonwealth President and Chief Executive Officer, stated, “We have been very fortunate that Bill was on our team over the last 14 years. Bill has championed many of the risk management practices that we now rely upon to weather the current financial storm and has been a tremendous resource in the areas of accounting, auditing and internal controls. Bill oversaw the evolution of our internal audit department through the acquisition of six financial institutions, the implementation of the Sarbanes-Oxley Act and the ever-growing complex of laws, regulations and accounting standards that govern financial institutions. We are grateful to Bill for his many contributions to our company and wish him all the best in his retirement.”

First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 114 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.